Exhibit 10.62

PURCHASE AND SALE CONTRACT

BETWEEN

CONCAP VILLAGE GREEN ASSOCIATES, LTD.,
a Texas limited partnership

AS SELLER

AND

HARBOR GROUP INTERNATIONAL, LLC,

a Delaware limited liability company

AS PURCHASER

VILLAGE GREEN APARTMENTS
112 ESSEX AVENUE
ALTAMONTE SPRINGS, FLORIDA 32701

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	2
2.1	Purchase and Sale	2
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	3
ARTICLE III	FEASIBILITY PERIOD	5
3.1	Feasibility Period	5
3.2	Expiration of Feasibility Period	5
3.3	Conduct of Investigation	6
3.4	Purchaser Indemnification	6
3.5	Property Materials	8
3.6	Property Contracts	9
3.7	Inventory of Fixtures and Tangible Personal Property	10
ARTICLE IV	TITLE	11
4.1	Title Documents	11
4.2	Survey	11
4.3	Objection and Response Process	12
4.4	Permitted Exceptions	13
4.5	Assumed Encumbrances	14
4.6	Subsequently Disclosed Exceptions	21
4.7	Purchaser Financing	22
ARTICLE V	CLOSING	22
5.1	Closing Date	22
5.2	Seller Closing Deliveries	23
5.3	Purchaser Closing Deliveries	24
5.4	Closing Prorations and Adjustments	26
5.5	Post Closing Adjustments	31
5.6	Management Agreement	32
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	32
6.1	Seller’s Representations	32
6.2	AS-IS	34
6.3	Survival of Seller’s Representations	36
6.4	Definition of Seller’s Knowledge	37
6.5	Representations and Warranties of Purchaser	37
6.6	Survival of Purchaser’s Representations	39
ARTICLE VII	OPERATION OF THE PROPERTY	40
7.1	Leases and Property Contracts	40
7.2	General Operation of Property	40
7.3	Liens	41
7.4	Tax Appeals	41
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	42
8.1	Purchaser’s Conditions to Closing	42
8.2	Seller’s Conditions to Closing	44
ARTICLE IX	BROKERAGE	45
9.1	Indemnity	45
9.2	Broker Commission	45
ARTICLE X	DEFAULTS AND REMEDIES	46
10.1	Purchaser Default	46
10.2	Seller Default	47
ARTICLE XI	RISK OF LOSS OR CASUALTY	48
11.1	Major Damage	48
11.2	Minor Damage	49
11.3	Closing	49
11.4	Repairs	50
ARTICLE XII	EMINENT DOMAIN	50
12.1	Eminent Domain	50
ARTICLE XIII	MISCELLANEOUS	51
13.1	Binding Effect of Contract	51
13.2	Exhibits and Schedules	51
13.3	Assignability	51
13.4	Captions	52
13.5	Number and Gender of Words	52
13.6	Notices	52
13.7	Governing Law and Venue	56
13.8	Entire Agreement	56
13.9	Amendments	56
13.10	Severability	57
13.11	Multiple Counterparts/Facsimile Signatures	57
13.12	Construction	57
13.13	Confidentiality	57
13.14	Time of the Essence	58
13.15	Waiver	58
13.16	Attorneys’ Fees	58
13.17	Time Zone/Time Periods	58
13.18	1031 Exchange	59
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	59
13.20	ADA Disclosure	60
13.21	No Recording	60
13.22	Relationship of Parties	60
13.23	AIMCO Marks	61
13.24	Non-Solicitation of Employees	61
13.25	Survival	61
13.26	Multiple Purchasers	61
13.27	Waiver of Jury Trial	62
13.28	Radon Gas	62
13.29	Energy Efficiency	62
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	62
14.1	Disclosure	62
14.2	Consent Agreement	62

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A                      Legal Description

Exhibit B                      Form of Deed

Exhibit C                      Form of Bill of Sale

Exhibit D                      Form of General Assignment and Assumption

Exhibit E                       Form of Assignment and Assumption of Leases and Security Deposits

Exhibit F                       Form of Notice to Vendor regarding Termination of Contract

Exhibit G                      Form of Tenant Notification

Exhibit H                      Form of Lead Paint Disclosure

SCHEDULES

Schedule 1                   Defined Terms

Schedule 2                   List of Excluded Fixtures and Tangible Personal Property

Schedule 3                   Property Materials

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 24th day of May, 2010 (the “Effective Date”), by and between CONCAP VILLAGE GREEN ASSOCIATES, LTD., a Texas limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”), and HARBOR GROUP INTERNATIONAL, LLC, a Delaware limited liability company, having a principal address at 999 Waterside Drive, Suite 2300, Norfolk, VA 23510 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.                 Seller owns the real estate located in Seminole County, Florida, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Village Green Apartments.

B.                 Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The total purchase price (“Purchase Price”) for the Property shall be an amount equal to Seven Million Seven Hundred Fifty Thousand  Dollars ($7,750,000.00) payable by Purchaser, as follows:

2.2.1    Within 2 Business Days following the Effective Date, Purchaser shall deliver to First American Title Insurance Company of New York (“Escrow Agent” or “Title Insurer”) a deposit (the “Initial Deposit”) of Fifty Thousand  Dollars ($50,000.00) by wire transfer of immediately available funds (“Good Funds”).

2.2.2    On or before 1 Business Day following the date on which the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of Two Hundred Thousand  Dollars ($200,000.00) by wire transfer of Good Funds.

2.2.3    At the Closing, subject to Purchaser’s obligations under Section 4.5, Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Note, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “Loan Balance”).

2.2.4    The balance of the Purchase Price, subject to adjustment for credits and prorations as provided in this Contract, for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 12:00 p.m. on the Closing Date.

2.3       Escrow Provisions Regarding Deposit.

2.3.1    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund reasonably approved by Purchaser and Seller, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2    Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3    Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right under Section 3.2 below (in which event Escrow Agent shall promptly release the Deposit to Purchaser on demand), if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including May 26, 2010 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).  Such Inspections by Purchaser and its Consultants shall be permitted to continue following expiration of the Feasibility Period until Closing or earlier termination of this Contract, provided that all such Inspections shall be subject to the terms, covenants and conditions of this Contract, including without limitation Section 3.4, and that in no event shall such continued Inspections be construed as an extension of the Feasibility Period.

3.2       Expiration of Feasibility Period.

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to either terminate this Contract or proceed to Closing, by giving written notice to such effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such written notice that it elects to terminate this Contract, then this Contract shall terminate and be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser provides written notice that it elects to proceed to Closing, then this Contract shall remain in full force and effect, the Deposit shall be non-refundable except as otherwise expressly set forth in this Contract, and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1.  If Purchaser fails to provide Seller with written notice of its election to either terminate this Contract or proceed to Closing, prior to the expiration of the Feasibility Period, it shall be deemed an election by Purchaser to terminate this Contract, and this Contract shall terminate and be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.

3.3       Conduct of Investigation.

 Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification.

3.4.1    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise.

3.4.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a detailed description and plan of the invasive tests Purchaser desires to perform.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall, at Purchaser’s sole cost and expense and in accordance with all applicable environmental laws, dispose of all hazardous materials which have been specifically removed from or at the Property by Purchaser or its agents, representatives, employees or designees in connection with Purchaser’s environmental studies.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.

3.5       Property Materials.

3.5.1    Within 3 Business Days after the Effective Date, and to the extent the same have not already been provided by Seller to Purchaser, Seller agrees to use reasonable efforts to deliver to Purchaser, or at Seller’s option make available at the Property, copies of such documents and information concerning the Property that are in Seller’s possession or reasonable control, including, without limitation, the materials set forth on Schedule 3 attached hereto, other than such documents and information that Seller deems to be confidential or proprietary (collectively, the “Materials”).

3.5.2    Except as expressly set forth in Seller’s Representations, Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.  All Materials and Third-Party Reports are provided for informational purposes only.  All Materials and Third-Party Reports shall be returned to Seller or destroyed by Purchaser if this Contract is terminated for any reason.

3.5.3    Not later than 3 Business Days after the Effective Date, and to the extent same has not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property which is the rent roll Seller uses in the ordinary course of operating the Property (the “Rent Roll”).  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.

3.5.4    Not later than 3 Business Days after the Effective Date, and to the extent same have not already been provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “Property Contracts List”).  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.6.

3.6       Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, then there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then Seller shall execute and deliver, on or before Closing, a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser and Seller shall attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to a failure to obtain any Required Assignment Consent.

3.7       Inventory of Fixtures and Tangible Personal Property

.  Within three (3) Business Days after the Effective Date, Seller will generate and deliver to Purchaser an inventory of Fixtures and Tangible Personal Property located within the management office (and including a list of maintenance vehicles and equipment) to be conveyed to Purchaser pursuant to this Contract, but such inventory will not include any Fixtures and Tangible Personal Property located within the units which are leased at the Property.  On or before the expiration of the Feasibility Period, Purchaser shall be responsible for (a) reviewing the inventory of Fixtures and Tangible Personal Property, (b) inspecting the Property for accuracy of such inventory, and (c) inspecting the Tenant Units at the Property to determine the Fixtures and Tangible Personal Property located therein.

ARTICLE IV
TITLE

4.1       Title Documents.

  Purchaser acknowledges that prior to the Effective Date Purchaser has received from Title Insurer and has reviewed, a commitment for owner’s title insurance (file no. FA-C-384462) with regard to the Property ("Title Commitment") to provide a standard American Land Title Association owner's title insurance policy for the Land and Improvements, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents").  Seller shall be responsible for payment of the base premium for the Title Policy for the Property.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements with respect to the Property, including for “extended” coverage.

4.2       Survey.

  Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Seller the existing survey of the Property dated January 8, 2009 and prepared by Bock & Clark Corporation (the "Existing Survey").  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey together with the Existing Survey, is referred to herein as the "Survey").  If (i) no new survey or update to the Existing Survey is obtained by the Purchaser, (ii) the date of the Existing Survey is such that the Title Insurer refuses to delete the pre-printed survey exceptions in the Title Policy for survey matters appearing since the date of the Existing Survey and (iii) there has been no structural changes, modifications, alterations or additions to the existing Improvements since the date of the Existing Survey, then Seller will provide a survey affidavit, or similar document reasonably acceptable to Seller and Title Insurer, to induce the Title Insurer to delete such pre-printed survey exceptions.

4.3       Objection and Response Process.

  On or before one (1) Business Day following the Effective Date, but in no event later than three (3) Business Days prior to the date on which the Feasibility Period expires  (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before one (1) Business Day prior to the date on which the Feasibility Period expires (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any; provided, however, that Seller shall be obligated to cure any prior mortgage liens (other than the Assumed Encumbrances) by causing the Title Insurer to either delete or insure over such prior mortgage lien(s) in the Title Policy.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure  the Objections, not to exceed 30 days in the aggregate.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice, other than any prior mortgage lien  (excluding the Assumed Encumbrances) to be cured by Seller by causing the Title Insurer to either delete or insure over such prior mortgage lien(s) in the Title Policy.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.4       Permitted Exceptions.

  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1    All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3and any prior mortgage liens (other than the Assumed Encumbrances) to be cured by Seller by causing the Title Insurer to either delete or insure over such prior mortgage lines in the Title Policy, (b) mechanics’ liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be modified to be limited to those parties in possession pursuant to the Leases not containing options to purchase or rights of first refusal, and (d) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments not yet due and payable as of the Closing Date;

4.4.2    All Leases;

4.4.3    The Assumed Encumbrances;

4.4.4    Applicable zoning and governmental regulations and ordinances; and

4.4.5    Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.5       Assumed Encumbrances.

4.5.1    Purchaser recognizes and agrees that, in connection with two (2) loans (collectively, the "Loans", each a “Loan”) made to Seller by Lender, the Property presently is encumbered by the Assumed Deeds of Trust and certain other security and related documents in connection with the Loans (collectively, the "Assumed Encumbrances").  The Loans are evidenced by the Notes.  Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Seller true and complete copies of the Assumed Loan Documents which are in Seller’s possession or reasonable control.

4.5.2    Purchaser agrees that, at the Closing, (a) Purchaser shall assume Seller's obligations under the Notes and all of the other Assumed Loan Documents arising from and after the Closing and accept title to the Property subject to the Assumed Deeds of Trust and the Assumed Encumbrances, and (b) the Lender shall release Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Notes (collectively, the foregoing (a) and (b) referred to herein as the "Loan Assumption and Release").  Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of Seller, AIMCO or their respective affiliates (the "Specific AIMCO Provisions"), and (y) unless Lender otherwise agrees in Lender's sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.  The term “Specific AIMCO Provisions” shall be limited to:  (i) the modifications set forth in Exhibit A to the Notes, (ii) the modifications set forth in Exhibit B to the Assumed Deeds of Trust and (iii) Exhibit A to the guarantees that secure the Loans.

4.5.3    Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 20 days after the Effective Date (the "Loan Assumption Application Submittal Deadline"), shall submit one or more application(s) to Lender for assumption of the Loans and shall use commercially reasonable good faith efforts to furnish all documents and information reasonably required in connection therewith (collectively, the "Loan Assumption Application").  Seller shall use commercially reasonable efforts to cause the Lender to deliver the loan assumption package(s) to Purchaser promptly after the Effective Date.  On or before the Loan Assumption Application Submittal Deadline, Purchaser agrees to provide Seller notice that Purchaser has submitted to Lender the Loan Assumption Application.  Subject to Seller’s duty to cooperate as set forth in Section 4.5.7 below, Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items reasonably required to be submitted to Lender in connection with the Loan Assumption Application.

4.5.4    Purchaser shall use commercially reasonable good faith efforts to comply with Lender's assumption guidelines in connection with the Loan Assumption and Release and, if required by the Lender, Purchaser shall cause HGGP Capital VII, LLC, or such other person or entity the Lender has accepted in prior transactions with Purchaser, to execute and deliver a customary “non-recourse carve-out” guaranty and such other guaranty(s), if any, which are a part of the Assumed Loan Documents and a customary environmental indemnity in favor of Lender.  Purchaser shall use commercially reasonable good faith efforts to correct and re-submit any deficiencies noted by Lender in connection with the Loan Assumption Application promptly after notification from Lender of such deficiency.   Notwithstanding anything to the contrary contained in this Section 4.5, if, as a condition to consenting to the Loan Assumption and Release, the Lender requires a Material Loan Modification, then Purchaser shall have the right to terminate this Contract by written notice delivered to Seller and Escrow Agent on or before the expiration of the Loan Assumption Approval Period.  If Purchaser timely exercises such right, then this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser.  The term “Material Loan Modification” shall mean any of the following: (i) an increase in the fixed interest rate under either or both of the Loans, (ii) a shortening of the stated maturity date for either or both of the Loans, (iii) the imposition of new or additional borrower reserve accounts, other than the Required Loan Fund Amounts, (iv) a requirement that Purchaser shall cause a person or entity to execute and deliver a full-recourse guaranty of all or any portion of the Loans in favor of Lender (as opposed to a so-called “non-recourse carve-out” guaranty) and (v) any other material adverse change to the terms of the Assumed Loan Documents that are not customary and reasonable for loans from the Lender on multi-family property in Seminole County, Florida which are similar in type, age and condition as the Property.  The following shall not constitute a Material Loan Modification: (a) a reduction in the outstanding principal balance of either or both Loans, (b) HGGP Capital VII, LLC, or such other person or entity the Lender has accepted in prior transactions with Purchaser, executing and delivering a customary “non-recourse carve-out” guaranty and such other guaranty(s), if any, which are a part of the Assumed Loan Documents and a customary environmental indemnity in favor of Lender and (c) Purchaser’s obligation to fund the Required Loan Fund Amounts.

4.5.5    Purchaser shall pay the following fees and expenses imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the “Lender Fees”), in connection with the Loan Assumption Application and the Loan Assumption and Release: (i) a loan assumption fee in an amount not to exceed one percent (1%) of the Loan Balance at the time of Closing, (ii) a review fee of $3,000 for each Loan and (iii) Lender’s legal fees.  Further, if as a condition to approving the Loan Assumption and Release, the Lender requires a reduction in the outstanding principal amount of either of the Loans, then (i) Purchaser shall pay such portion of the outstanding principal balance of the Loans as the Lender may require and (ii) Seller shall pay any prepayment penalty(ies) associated with such prepayment of the Loans.

4.5.6    Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loans, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.  Additionally, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by Lender that are for real estate taxes, insurance and capital improvements or repairs in amounts customary and reasonable for loans on multi-family property in Seminole County, Florida which are similar in type, age and condition as the Property (the "Required Loan Fund Amounts").

4.5.7    Purchaser agrees promptly to deliver to the Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as the Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Seller agrees that it will cooperate with Purchaser and Lender in connection with Purchaser’s application to Lender for approval of the Loan Assumption and Release and the closing of the Loan Assumption and Release

4.5.8    To the extent required by Lender, Purchaser shall order a Phase I Environmental study and/or property condition report (prepared by a consultant and engineer reasonably acceptable to Purchaser and Lender), and covenants that such Phase I Environmental study and/or property condition report shall be delivered to Seller and Lender prior to the Closing Date in connection with and as a precondition to the Loan Assumption and Release.

4.5.9    If (a) Purchaser complies in all material respects with its obligations under this Contract (including this Section 4.5), and (b) Purchaser is unable to obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the date that is forty-five (45) days from the Effective Date (the “Loan Assumption Approval Period”), then Purchaser shall have the right, on or before the expiration of the Loan Assumption Approval Period to give Escrow Agent notice terminating this Contract based solely on the fact that the Loan Assumption and Release has not been approved by the Lender, in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser.

4.5.9.1 If (y) despite Purchaser using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the expiration of the Loan Assumption Approval Period, then Purchaser shall have the right (the “First Loan Assumption Approval Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period, to extend the Loan Assumption Approval Period to the date which is sixty (60) days after the Effective Date for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release.

4.5.9.2 If Purchaser exercises its First Loan Assumption Approval  Extension Right and, despite Purchaser using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval  Extension Right), then Purchaser shall have the additional right (the “Second Loan Assumption Approval Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Extension Right), to further extend the Loan Assumption Approval Period to the date which is seventy-five (75) days after the Effective Date for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release; provided that concurrently with delivering such written notice exercising the Second Loan Assumption Approval Extension Right, Purchaser shall deliver to Escrow Agent an additional deposit of $25,000.00 (the “Second Loan Assumption Period Extension Deposit”).  The Loan Assumption Period Extension Deposit shall be deemed part of the Deposit.

4.5.9.3 If Purchaser exercises its First Loan Assumption Approval  Extension Right and Second Loan Assumption Approval Extension Right and, despite Purchaser using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Extension Right and the Second Loan Assumption Approval Right), then Purchaser shall have the additional right (the “Third Loan Assumption Approval Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Extension Right and the Second Loan Assumption Approval Extension Right), to further extend the Loan Assumption Approval Period to the date which is ninety (90) days after the Effective Date for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release; provided that concurrently with delivering such written notice exercising the Third Loan Assumption Approval Extension Right, Purchaser shall deliver to Escrow Agent an additional deposit of $25,000.00 (the “Third Loan Assumption Period Extension Deposit”).

4.5.9.4 The Second Loan Assumption Period Extension Deposit and the Third Loan Assumption Period Extension Deposit, to the extent actually deposited by Purchaser with Escrow Agent, shall be deemed part of the Deposit.

4.5.10  If Purchaser fails to deliver to Seller a written notice of termination prior to the expiration of the Loan Assumption Approval Period (as the same may be extended pursuant to the terms of Section 4.5.9) in accordance with the terms of Section 4.5.9, then Purchaser's right to terminate this Contract under Section 4.5.9 shall be permanently waived, this Contract shall remain in full force and effect, and, other than as set forth in Section 8.1 below, Purchaser shall have no further right to terminate this Contract on account of Purchaser’s inability or failure to obtain the Loan Assumption and Release.

4.6       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of four (4) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception; provided, however, Seller shall be obligated to cure any prior mortgage liens (other than the Assumed Encumbrances) by causing the Title Insurer to either delete or insure over such prior mortgage lien(s) in the Title Policy..  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed 30 days in the aggregate.  If Seller fails to deliver a notice to Purchaser within two (2) Business Days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract by written notice to Seller , in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within four (4) Business Days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception and the New Exception shall be deemed a Permitted Exception.

4.7       Purchaser Financing.

  Except as otherwise provided in Section 4.5 above with respect to the Loan Assumption and Release, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
CLOSING

5.1       Closing Date.

5.1.1    The Closing shall occur on the date (the “Closing Date”) that is the earlier of (x) twenty (20) days after Seller and Purchaser receive written notice that the Lender has approved the Loan Assumption and Release and (y) July 28, 2010 (the “Outside Closing Date”), through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Purchaser shall provide Seller with written notice of Lender’s approval of the Loan Assumption and Release no later than two (2) days after Purchaser’s receipt of such approval.

5.1.2    Notwithstanding the foregoing, (i) if Purchaser timely exercises Purchaser’s First Loan Assumption Approval Extension Right, then the Outside Closing Date shall automatically be extended to August 12, 2010, (ii) if Purchaser timely exercises Purchaser’s Second Loan Assumption Approval Extension Right, then the Outside Closing Date shall automatically be extended to August 27, 2010 and (iii) if Purchaser timely exercises Purchaser’s Third Loan Assumption Approval Extension Right, then the Outside Closing Date shall automatically be extended to September 13, 2010.

5.1.3    Notwithstanding the foregoing, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with either the Loan Assumption and Release.

5.2       Seller Closing Deliveries.

  Except for the closing statement (which shall be delivered on or before the Closing Date), Seller shall deliver to Escrow Agent, each of the following items no later than 1 Business Day prior to the Closing Date:

5.2.1    A Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4    An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5    Seller’s counterpart signature to the closing statement prepared by Title Insurer.

5.2.6    A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8    Notification letters to all Tenants prepared and executed by Seller in the form attached hereto as Exhibit G (the “Tenant Notice Letter”), which shall be delivered to all Tenants by Seller immediately after Closing.

5.2.9    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.10  An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11  An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.12  All documents and other items that are reasonably required by the Lender to be executed by Seller in connection with the Loan Assumption and Release.

5.2.13  Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under terms of the Contract.

5.3       Purchaser Closing Deliveries.

  Except for (x) the closing statement (which shall be delivered on or before the Closing Date) and (y) the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4, not later than 1 Business Day prior to the Closing Date Purchaser shall deliver each of the following items to Escrow Agent:

5.3.1    The full Purchase Price (with credit for the Deposit and, if applicable, the Loan Balance), plus or minus the adjustments or prorations required by this Contract.

5.3.2    Purchaser’s counterpart signature to the closing statement prepared by Title Insurer.

5.3.3    A countersigned counterpart of the General Assignment.

5.3.4    A countersigned counterpart of the Leases Assignment.

5.3.5    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.6    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.7    A countersigned counterpart of the Tenant Notice Letter.

5.3.8    All documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by the Lender to cause the Loan Assumption and Release.

5.3.9    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.4       Closing Prorations and Adjustments.

5.4.1    General.  All normal and customarily proratable items, including, without limitation, collected rents, accrued interest under the Loans for the month in which the Closing occurs (but without duplication to the credit against the Purchase Price Purchaser shall receive pursuant to Section 2.2.3), operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the "Proration Schedule") of the adjustments described in this Section 5.4 prior to Closing and shall deliver such Proration Schedule 2 days prior to Closing.

5.4.2    Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3    Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4    Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5    Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6    Leases.

5.4.6.1 All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  In addition, if Purchaser elects to terminate any utility rebilling contract associated with the Property, if any, then Seller shall receive a credit at Closing equal to the average of the amount of the monthly utility bill associated with the Property for the preceding 12 months, multiplied by 1.5.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents").  In adjusting for Uncollected Rents, no adjustments shall be made in Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  For a period of 180 days following Closing, Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser's collection of rents shall be applied, first, towards current rent due and owing under the Leases, second to Purchaser’s reasonable third-party costs of such collection, and, third, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate, with no third-party out-of-pocket expense to Purchaser, with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law and together with any non-refundable cleaning or pet deposits made by Tenants in advance at commencements of such Tenant’s Lease (the “Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise, except non-refundable cleaning or pet deposits made by Tenants in advance at commencements of such Tenant’s Lease.

5.4.7    Existing Loan.  Seller shall be responsible for all principal required to be paid under the terms of the Notes prior to Closing, together with all interest, fees, penalties and other amounts accrued under the Notes prior to Closing (other than Lender Fees), all of which may be a credit against the Purchase Price as provided in Section 2.2.3.  Purchaser shall be responsible for all Lender Fees as a result of the Loan Assumption and Release, including any payment required by the Lender in order to reduce the outstanding principal amount of either of the Loans, provided, however, Seller shall pay any prepayment penalty(ies) associated with such prepayment of the Loans.  As set forth in Section 4.5.6, any existing reserves, impounds and other accounts maintained by Lender in connection with the Loans shall be assigned to Purchaser, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until the Closing occurs, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9    Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date and Seller shall be responsible for all costs and benefits payable to such employees.

5.4.10  Closing Costs.  Purchaser shall pay (i) all sales, use, gross receipts or similar taxes, if any, (ii) all premiums (other than the base premium) or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, (iii) all costs in connection with updating the Existing Survey, (iv) all documentary stamp taxes imposed on the assumption by Purchaser of the Assumed Deeds of Trust, (v) the cost of recording the Deed and (vi) one-half of the customary closing costs of the Escrow Agent.  Seller shall pay (a) the base premium for the Title Policy for the Property, (b) the cost of recording any instruments required to discharge any liens or encumbrances against the Property in accordance with the terms of this Contract and (c) one-half of the customary closing costs of the Escrow Agent. The transfer tax (including documentary stamp taxes) imposed on the conveyance and the recording of the Deed shall be split equally between Seller and Purchaser.

5.4.11  Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.

5.5       Post Closing Adjustments.

  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 90 days after Closing, or (b) subject to such 90-day period, unless such items exceed $1,000.00 in the aggregate.

5.6       Management Agreement.

  Effective as of the Closing Date, Seller shall terminate all property management agreements relating to the Property.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1    Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and any approvals required from Lender for the Loan Assumption and Release, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller's ability to consummate the transaction contemplated by this Contract or on the Property.  This Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3    Except for any actions by Seller to evict Tenants under the Leases, to Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property which would adversely affect the sale contemplated by, or Seller’s obligations to Purchaser under, this Contract;

6.1.4    To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.5    To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.10) and the operating statements to be delivered to Purchaser are accurate in all material respects;

6.1.6    To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.11) is accurate and complete in all material respects;

6.1.7    Seller is not a Prohibited Person;

6.1.8    To Seller's knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, non of Seller's affiliates or parent entities is a Prohibited Person;

6.1.9    To Seller's knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, the Property is not the property of or beneficially owned by a Prohibited Person;

6.1.10  To Seller’s knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.11  To Seller’s knowledge, (A) as of May 12, 2010, (i) with respect to the existing first mortgage, the outstanding principal balance is $2,904,697.95 and (ii) with respect to the existing second mortgage, the outstanding principal balance is $3,507,926.63, (B) Seller has not received any written notices from the Lender asserting any default under the Assumed Loan Documents that remain uncured and (C) the Assumed Loan Documents delivered by Seller to Purchaser are true and compete in all material respects; and

6.1.12  To Seller's knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.2       AS-IS.

  Except as otherwise expressly set forth in Seller’s Representations:

6.2.1    the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

6.2.2    The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Property.

6.2.3    Except as otherwise expressly set forth in Seller’s Representations, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.

6.2.4    Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties.  Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.

6.2.5    Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.

6.2.6    Purchaser hereby releases Seller from any and all claims and liabilities relating to the matters set forth in this Section.

6.3       Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 6 months (the “Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has filed suit against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $300,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and the Community Manger and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager and Community Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager and Community Manager any individual personal liability.  As used herein, the term “Regional Property Manager” shall refer to Kelly Shuffett who is the regional property manager handling this Property and the term “Community Manager” shall refer to Gisela Gonzalez who is the community manager handling this Property.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following (collectively, “Purchaser’s Representations”) as of the Effective Date and as of the Closing Date:

6.5.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.5.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4    Other than Seller’s Representations, and the representations contained in Section 9.1, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7    To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8    The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.6       Survival of Purchaser's Representations.

  Seller and Purchaser agree that Purchaser's Representations shall survive Closing for a period of six (6) months (the "Purchaser's Survival Period").  Purchaser shall not have liability after the Purchaser's Survival Period with respect to any Purchaser's Representations contained herein except to the extent that Seller has filed a claim against Purchaser during the Purchaser's Survival Period for breach of any of Purchaser's Representations.

ARTICLE VII
OPERATION OF THE PROPERTY

7.1       Leases and Property Contracts.

  During the period commencing on the Effective Date and ending on the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, any new or renewed Leases shall not have a term in excess of 1 year and any new Property Contract shall be terminable upon  not more than 30 days notice without penalty.  Until Closing occurs, (i) Seller shall continue to perform, and shall not violate, the terms, covenants, provisions and conditions set forth in the Assumed Loan Documents and (ii) other than the regularly scheduled installment payments due under the Notes, Seller shall not prepay any portion of the principal balance of the Notes.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall continue to operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s reasonable discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.  Seller agrees to maintain its existing insurance policies (or replacement policies on comparable terms) covering the Property in full force and effect through the Closing Date. In accordance with Seller's ordinary course of business with respect to the Property, Seller shall make necessary reasonable repairs to the Property and keep the Property in substantially the same condition as of the expiration of the Feasibility Period, ordinary wear and tear, casualty and condemnation excepted and subject to the provisions of Article XI and Article XII; provided, however, that the foregoing covenant shall not obligate Seller in any manner to upgrade or make capital improvements to the Property.  Seller agrees that at Closing, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to $500.00 for each Tenant Unit which is vacant and not in Rent-Ready Condition on the date which is five (5) Business Days prior to the Closing.

7.3       Liens.

.  Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4       Tax Appeals

  If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for the Property, relating to any tax years up to and including tax year 2010, are pending at the time of Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same without the consent of Purchaser.  Seller hereby reserves and shall have the exclusive right, at any time after the Closing Date, to institute a tax reduction proceeding, tax protest proceeding or tax assessment appeal for the Property with respect to real estate taxes attributable to tax years up to and including the tax year in which the Closing occurs and Seller shall have the right to prosecute and/or settle the same without the consent of Purchaser.  Purchaser agrees that it shall not independently institute any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Property with respect to any tax year up to and including the 2010 tax year.  Purchaser shall cooperate with Seller in connection with the prosecution and/or settlement of any such tax reduction proceedings, tax protest proceedings or tax assessment appeals, including executing such documents as Seller may reasonably request in order for Seller to prosecute and/or settle any such proceedings.  Any refunds or savings in the payment of taxes resulting from any tax reduction proceedings, tax protest proceedings or tax assessment appeals applicable to the period prior to the Closing Date shall belong to Seller and any refunds or savings in the payment of taxes applicable to the period from and after the Closing Date shall belong to Purchaser.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2    Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Seller;

8.1.5    Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding; and

8.1.6    Provided that Purchaser has complied with the terms of Section 4.5 and has obtained Lender’s consent to the Loan Assumption and Release prior to the expiration of the Loan Assumption Approval Period, the Loan Assumption and Release shall have occurred.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by Seller of its covenants hereunder, exercise any of its remedies pursuant to Section 10.2; provided, however, that if the condition set forth in this Section 8.1.6 is not met due to a default by Purchaser under this Contract or as a result of Purchaser’s failure to satisfy Lender’s requirements with respect to the Loan Assumption and Release, then the occurrence of the Loan Assumption and Release shall not be a condition to Purchaser’s obligations to close hereunder and Seller may exercise any of its remedies under Section 10.1.

8.2       Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4    Neither Purchaser nor Purchaser’s manager and/or member shall be a debtor in any bankruptcy proceeding;

8.2.5    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and

8.2.6    The Loan Assumption and Release shall have occurred.

If any of the foregoing conditions to Seller’s obligations to close with respect to the conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract, or (c) if such failure constitutes a default by Purchaser, exercise any of its remedies pursuant to Section 10.1.

ARTICLE IX
BROKERAGE

9.1       Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Shelton D. Granade, Jr. of CB Richard Ellis (“Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission.

  If Closing occurs, Seller shall pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price in accordance with Article II and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2     Seller Default.

  If (i) Seller defaults in its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of the Property on the Closing Date, or (ii) prior to the Closing, Seller defaults in its other covenants or obligations under this Contract and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's exclusive remedy, Purchaser may either (a) terminate this Contract, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $50,000 in aggregate, or (b) subject to the conditions below, seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Contract; and (y) file suit therefor with the court on or before the 90th day after the scheduled Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the scheduled Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with Section 10.2.  If specific performance is not available due to the sale or other transfer of ownership of the Property by Seller to a third-party, Purchaser shall be entitled to pursue, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties), which damages shall not exceed $500,000.  If this Contract is terminated other than as a result of Seller’s default, Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  If the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”), is more than $250,000.00 (a “Major Damage”), then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  If there is a Major Damage, then Purchase may elect, by delivering written notice to Seller on or before the earlier of (x) Closing and (y) the date which is ten (10) days after Purchaser’s receipt of the Damage Notice, to terminate this Contract.  In such event, the Deposit shall be returned to Purchaser.  If Purchaser fails to timely terminate this Contract pursuant to this Section 11.1, this transaction shall be closed in accordance with Section 11.3 below.

11.2     Minor Damage.

  If the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost of Repairs is equal to or less than $250,000.00, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3     Closing.

  If Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4     Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs; provided however, that (except in the event of emergency, as determined in Seller’s sole discretion) Seller will consult with Purchaser prior to entering into any such contract if Purchaser will likely have to assume such contract. Notwithstanding the foregoing to the contrary, Seller retains the sole right and authority to enter into any such contract

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain.

  If at the time of Closing any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event. If Purchaser so terminates this Contract, then Escrow Agent shall release the Deposit to Purchaser. If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.  Notwithstanding the foregoing, Purchaser shall be released from liability under this Contract at Closing, provided that a permitted assignee of Purchaser assumes all obligations of Purchaser pursuant to an assignment and assumption agreement reasonably acceptable to Seller. In such event, Seller shall look solely to such Purchaser’s assignee and/or the Property with respect to all obligations under this Contract, whether arising before or after Closing.

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt obtained by the person effecting hand delivery, generated by the overnight delivery service, returned by the U.S. mail, or set forth in the automatic machine-generated facsimile transmission confirmation sheet provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Harbor Group International, LLC

330 Hembree Grove Trace

Roswell, GA 30076

Attention:  Michael Bippus

Facsimile: (757) 640-0817

Email:  mbippus@harborg.com

and

Harbor Group International, LLC

999 Waterside Drive, Suite 2300

Norfolk, VA  23510

Attention:  T. Richard Litton, Jr.

Facsimile: (757) 640-0817

Email:  trlitton@harborg.com

with a copy to:

Robert Farmer, Esq.

Kaufman & Canoles, P.C.

2101 Parks Avenue, Suite 700

Virginia Beach, VA  23451

Telephone: 757-491-4018
Facsimile:  757.491.4020
Email: refarmer@kaufcan.com

To Seller:

Concap Village Green Associates, LTD.

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch
Telephone:  303-691-4337

Facsimile:  303-300-3261

Email:  mark.reoch@aimco.com

And:

Concap Village Green Associates, LTD.

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  John Bezzant

Telephone:  303-691-4300

Facsimile:  303-300-3261

Email:  john.bezzant@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882
Email:  john.spiegleman@aimco.com

and a copy to:

CB Richard Ellis – Investment Properties – Multi-housing
189 S. Orange Avenue, Suite 1900
Orlando, Florida  32801
Attention:  Mr. Shelton D. Granade, Jr.
Telephone:  (407) 839-3109
Facsimile:    (407) 404-5001

Email:  shelton.granade@cbre.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attention:  Sandor A. Green, Esq.
Telephone:  212-541-2049
Facsimile: 212-541-1449
Email:  sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York

333 Earle Ovington Blvd.

Uniondale, NY 11553

Attention:  Steve Rogers, Esq.

Telephone:  516-832-3208

Email:  sgrogers@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the State of Florida shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract

13.10   Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

.  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality

  Seller and Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential until Closing, provided that each may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to its lenders, attorneys and accountants.  Seller may also disclose the terms and conditions of this Contract as is necessary, in Seller’s sole judgment, in order for Seller to make any public disclosures required under federal or state securities laws or regulations. Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential until Closing and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without Seller’s prior written authorization.  In addition, each party shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.  Notwithstanding anything in this Section 13.18 to the contrary, Seller shall have the right to extend the Closing Date (as extended pursuant to Section 5.1) for up to 30 days in order to facilitate a tax free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a Texas limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.  Seller acknowledges that this Contract is entered into by Purchaser which is a Delaware limited liability company, and Seller agrees that none of Purchaser, or Purchaser’s partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.21   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.22   Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23   AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.24   Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.25   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Sections 13.18 and 13.20); (b) Sections 2.3, 3.3, 3.4, 3.5, 3.6, 4.5.5, 4.5.6, 5.4, 5.5, 6.2, 6.3, 6.5, 7.4, 9.1, 11.4, and 14.2; (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or the Closing; and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.26   Multiple Purchasers.

  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.27   Waiver of Jury Trial.

  The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Contract.

13.28   Radon Gas.

  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.  This paragraph is provided for informational purposes pursuant to Section 404.056(5), Florida Statutes.

13.29   Energy Efficiency.

 Purchaser may have the building’s energy efficiency rating determined.  Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.  This paragraph is provided for informational purposes pursuant to Section 553.996, Florida Statutes.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2     Consent Agreement.

  Testing (the "Testing") has been performed at the Property with respect to lead-based paint.  TRC performed the Testing and reported its findings in the certificate dated December 28, 2007, a copy of which has been previously provided to Purchaser (the "Report").  The Report certifies the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Property has been certified as lead-based paint free, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

 [Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

CONCAP VILLAGE GREEN ASSOCIATES, LTD., a Texas limited partnership

By:  CCP/III VILLAGE GREEN GP, INC., a South Carolina corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

HARBOR GROUP INTERNATIONAL, LLC,

a Delaware limited liability company

By:  /s/T. Richard Litton, Jr.
Name:  T. Richard Litton, Jr.
Title:  President